UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ModusLink Global Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

On October 7, 2010, ModusLink Global Solutions, Inc. (“ModusLink”) issued the following news release:

ModusLink Responds to LCV Capital Management and Raging Capital Management

WALTHAM, Mass., October 7, 2010 — ModusLink Global Solutions(TM), Inc. (NASDAQ:MLNK), today issued the following statement in response to the public letter from dissident hedge funds, LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates:

ModusLink values the opinions of all stockholders and strives to maintain an open dialogue with them. To that end, members of ModusLink’s senior management have met with LCV and Raging Capital representatives on numerous occasions, and throughout the discussions the Company gave these dissidents every indication that their concerns could be resolved in a manner that would be beneficial to all stockholders.

ModusLink’s directors, six of seven of whom are independent, are all highly qualified and committed to represent the best interests of all ModusLink stockholders. Consistent with their fiduciary duties, members of the Board’s Nominating and Corporate Governance Committee have interviewed each one of the dissident nominees and are in the process of evaluating their qualifications.

ModusLink recommends that stockholders defer making any determination with respect to the letter from LCV and Raging Capital, which distorts the Company’s record on a number of matters, until they have been advised of the Board’s evaluation of the dissident’s nominees and proposals.

ModusLink remains firmly committed to creating value for all its stockholders through the successful execution of the Company’s strategy. The Company’s Board and management have taken actions to improve the financial and operational performance of the Company and create value for stockholders, including:

—	Investing $55.3 million to repurchase shares since early fiscal 2008. In total the Company has purchased 5.6 million shares, which represents 12% of the fully diluted outstanding share count at the time the program was first announced.
—	Effectively managing through a very difficult economic environment, taking decisive actions to reduce expenses and maintain a strong balance sheet.
—	Focusing on maximizing profitability, resulting in record free cash flow from operations in fiscal 2010.

About ModusLink Global Solutions

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

IMPORTANT INFORMATION

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2010 annual meeting of stockholders. Important information concerning the identity and interests of these persons will be available in ModusLink’s proxy statement that will be filed on a Schedule 14A with the Securities and Exchange Commission (the “SEC”).

ModusLink’s proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink will be, when filed, available free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

INFORMATION REGARDING PARTICIPANTS

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2010 annual meeting of stockholders. The participants in the solicitation include the following individuals: Anthony J. Bay, Virginia G. Breen, Thomas H. Johnson, Francis J. Jules, Edward E. Lucente, Michael J. Mardy, all of whom are current directors of ModusLink, as well as Joseph C. Lawler, Chairman, President and Chief Executive Officer, Steven G. Crane, Chief Financial Officer, Peter L. Gray, Executive Vice President, General Counsel and Secretary, and Robert M. Joyce, Director, Investor Relations. For purposes of the beneficial ownership information included below, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option or other right (“Presently Exercisable Options”). As of the date hereof, the participants own an aggregate of 1,472,090 shares of common stock of ModusLink, consisting of: (i) 30,933 shares beneficially owned by Anthony J. Bay (including 28,433 shares which may be acquired by Mr. Bay pursuant to Presently Exercisable Options), (ii) 40,833 shares beneficially owned by Virginia G. Breen (including 38,333 shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options), (iii) 33,833 shares beneficially owned by Thomas H. Johnson (including 26,333 shares which may be acquired by Mr. Johnson pursuant to Presently Exercisable Options), (iv) 36,983 shares beneficially owned by Francis J. Jules (including 33,533 shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options), (v), 46,833 shares beneficially owned by Edward E. Lucente (including 26,333 shares which may be acquired by Mr. Lucente pursuant to Presently Exercisable Options), (vi) 44,033 shares beneficially owned by Michael J. Mardy (including 33,533 shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options), (vii) 910,722 shares beneficially owned by Joseph C. Lawler (including 472,354 shares which may be acquired by Mr. Lawler pursuant to Presently Exercisable Options), (viii) 211,068 shares beneficially owned by Steven G. Crane (including 96,143 shares which may be acquired by Mr. Crane pursuant to Presently Exercisable Options), and (ix) 116,852 shares beneficially owned by Peter L. Gray (including 58,956 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options).